EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-87358 and Form S-8
No. 333-153352) pertaining to the Amended and Restated Stock Option Plan of MSN Holdings, Inc. and the Medical Staffing Network Holdings, Inc. 2001 Stock Incentive Plan of our reports dated March 25, 2010, with respect to the consolidated financial statements and schedule of Medical Staffing Network Holdings, Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of Medical Staffing Network Holdings, Inc. and Subsidiaries, included in the Annual Report (Form 10-K) for the year ended December 27, 2009.

/s/ Ernst & Young LLP
Certified Public Accountants

West Palm Beach, Florida

March 25, 2010